EXHIBIT 99.1

Teva Delivers Strong Q2 Results and Raises Outlook for All Three Key Innovative Brands, Reflecting Continued Execution of Its Pivot to Growth Strategy

  Q2 2026 revenues of $4.1 billion decreased by 1% in U.S. dollars year-over-year (YoY) and by 3% in local currency (LC) terms, mainly due to lower generics revenues. Our key innovative brands collectively grew 43% YoY in LC, to over $1 billion in revenues, and we raised our 2026 outlook for all three, highlighting Teva’s continued execution of its Pivot to Growth strategy.
  Key Innovative brands continued to drive growth while transforming Teva’s portfolio mix and financial profile:
    AUSTEDO® continued to grow rapidly, with global revenues of $696 million, growing 40% YoY in LC.
    AJOVY® global revenues of $244 million, increasing 56% YoY in LC.
    UZEDY® revenues of $77 million, increasing 43% YoY in LC. UZEDY continues to be the fastest growing LAI amongst atypical LAI’s for schizophrenia, creating a strong foundation for Teva's schizophrenia franchise.1
    Teva is raising its 2026 revenue outlook for each of these key innovative brands, and now expects combined 2026 revenue of ~$3.7 billion reflecting a ~17% YoY growth at the mid-point.
  Generics Powerhouse: generics global revenues were lower in Q2 2026 vs. Q2 2025, mainly due to lower revenues from lenalidomide capsules (a generic version of Revlimid®) in the U.S.; biosimilars portfolio performed strongly and on track to deliver $800 million in revenues by 2027.
    Global generics revenues decreased by 15% YoY in LC, mainly due to lower revenues in our U.S. Segment from lenalidomide capsules (a generic version of Revlimid®) due to increased generic competition in the U.S.
    Biosimilars momentum continues with strategic collaborations and Europe launches:
      Teva launched AHZANTIVE® (aflibercept), a biosimilar to Eylea®, in Europe;
      Global licensing agreement announced with Polpharma Biologics for a proposed biosimilar to Ocrevus® (ocrelizumab).
  Innovative late-stage pipeline progressing at speed, addressing high unmet need:
    ecopipam: the acquisition of Emalex Biosciences (Emalex) and its primary asset, ecopipam (EBS-101), a first-in-class therapy for Tourette syndrome, for approximately $700 million in cash, reflects the acceleration of our late-stage innovative neuroscience pipeline, in line with Teva's Pivot to Growth Strategy; a New Drug Application for ecopipam was submitted to the U.S. FDA in June 2026, and expenses of $726 million for this acquisition were recorded in Q2 2026, as further described below.
    olanzapine LAI: in May 2026, the European Medicines Agency (EMA) accepted Teva’s Marketing Authorization Application (MAA) for olanzapine LAI for the treatment of schizophrenia in adults; on track for launch in the U.S. in Q4 2026, subject to regulatory approval.
    TEV-’408 (anti-IL-15): encouraging Phase 1b results in vitiligo for this Teva-discovered antibody designed for quarterly subcutaneous dosing; initiation of a Phase 2 study expected in Q4 2026.
    duvakitug (anti-TL1A, developed in collaboration with Sanofi): announced plans to initiate studies in two additional indications – hidradenitis suppurativa (HS) and fibrostenotic Crohn’s Disease (FSCD) – demonstrating its pipeline-in-a-product potential. Recruitment is on track for our Phase 3 studies for duvakitug in ulcerative colitis (UC) and Crohn’s disease (CD).
  Continuing to transform and modernize our business through the Teva Transformation programs, which combined with innovative product growth potential, is expected to support the Company’s objective of achieving a 30% non-GAAP operating income margin by 2027 and approximately $700 million of net savings by 2027.
  Teva announces the replacement of its American Depositary Share (ADS) program with the direct listing of its ordinary shares on the New York Stock Exchange (NYSE). ADSs will be exchanged on a one-for one-basis for our ordinary shares, which commence trading on the NYSE on Monday, September 14, 2026 after the ADSs cease trading on the NYSE at the close of trading on Friday, September 11, 2026. The transition aims to broaden Teva’s shareholder base, support its potential inclusion in leading indices, and optimize cost-of-capital. There is no impact to Teva’s ordinary shares traded on the Tel Aviv Stock Exchange (TASE). For more information, see our website at ir.tevapharm.com and Part II, Item 5 of our Quarterly Report on Form 10-Q for the second quarter of 2026 when available.

Q2 2026 Highlights:

  Revenues of $4.1 billion
  GAAP loss per share of $0.49, of which $726 million of expenses are attributable to Emalex ($724 million of IPR&D and $2 million of operating expenses), or a loss of $0.61 per share
  Non-GAAP diluted EPS of $0.02, that includes a per share impact of ($0.61) from the Emalex acquisition
  Cash flow generated from operating activities of $411 million
  Free cash flow of $622 million

2026 Business Outlook – key innovative brands revenues outlook increased; earnings and cash flow maintained:

  Revenues of $16.5 - $16.85 billion
  Non-GAAP operating income of $3.8 - $4.0 billion, including ~$0.77 billion of expected 2026 expenses related to Emalex
  Adjusted EBITDA of $4.23 - $4.53 billion, including ~$0.77 billion of expected 2026 expenses related to Emalex
  Non-GAAP diluted EPS of $1.91 - $2.11, including ($0.66) per share of 2026 Emalex expenses.
  Free cash flow of $2.0 - $2.4 billion

________________
1 Source: IQVIA NPA 2Q26 vs 2Q25 (TRx normalized into patient months of therapy equivalent volume based on dosing regimen).

TEL AVIV, Israel, July 29, 2026 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended June 30, 2026.

Mr. Richard Francis, Teva's President and CEO, said: “Our second quarter reflects continued execution of our Pivot to Growth strategy. During the quarter, and into July, we advanced several value-creating assets, including two additional indications for duvakitug, demonstrating its pipeline-in-a-product potential, the acquisition and NDA submission of ecopipam (EBS-101), continued progress for olanzapine LAI, and expansion of our biosimilars pipeline through strategic collaborations."

Mr. Francis added, "Our key Innovative brands collectively generated over $1 billion in revenues, continuing to transform Teva’s portfolio mix and financial profile. The breadth of these milestones underscores the increasingly diversified nature of Teva’s growth profile. We are strengthening our neuroscience and immunology pipeline, expanding access through biosimilars, and continuing to modernize the business to support sustainable, innovation-driven growth and long-term value creation for patients and shareholders.”

Pivot to Growth Strategy

In the second quarter of 2026, we continued to execute on the four key pillars of our “Pivot to Growth” strategy, announced in May 2023:

  Delivering on our growth engines - Teva’s key innovative brands, AUSTEDO, AJOVY and UZEDY, collectively grew 43% YoY in LC in Q2 2026 to over $1 billion in revenues, continuing to transform the Company’s portfolio mix and financial profile. Each individual brand grew at least 40% YoY in LC in the quarter. Based on year-to-date performance, Teva is raising its outlook for all three key innovative brands.
  Stepping up innovation - We advanced multiple assets in our late-stage innovative pipeline focused on well characterized compounds and validated disease targets. Teva submitted an NDA for ecopipam (EBS-101), a first-in-class investigational therapy for pediatric Tourette syndrome, acquired with Emalex. In May 2026, the EMA accepted the MAA for olanzapine LAI (TEV-’749). We announced encouraging Phase 1b results for TEV-’408 (anti-IL-15) in vitiligo and expect to initiate a vitiligo Phase 2 trial in Q4 2026. For duvakitug (anti-TL1A, developed in collaboration with Sanofi) we announced plans to initiate studies in two additional indications – hidradenitis suppurativa (HS) and fibrostenotic Crohn’s Disease (FSCD) – demonstrating its pipeline-in-a-product potential. Recruitment is on track for our Phase 3 studies for duvakitug in ulcerative colitis (UC) and Crohn’s disease (CD).
  Sustaining our generics powerhouse - Teva continues to enhance its biosimilars portfolio, including the launch of AHZANTIVE® in Europe and the collaboration agreement with Polpharma Biologics for a proposed biosimilar to Ocrevus® covering both intravenous and subcutaneous formulations. On track with operational readiness for 3 additional biosimilars in 2027, building a robust portfolio of 18 biosimilars.
  Focusing our business - We are actively transforming and modernizing our business through Teva Transformation programs and expect to realize two-thirds of the targeted savings in 2026, while maintaining disciplined capital allocation. During the quarter, Fitch Rating Agency raised the Company's corporate credit rating to Investment Grade BBB-, recognizing Teva’s significantly improved balance sheet and successful execution of its Pivot to Growth strategy.

Second Quarter 2026 Consolidated Results

Revenues in the second quarter of 2026 were $4,142 million, a decrease of 1% in U.S. dollars, or 3% in local currency terms compared to the second quarter of 2025. This decrease was mainly due to lower revenues from generic products, primarily lenalidomide capsules (a generic version of Revlimid®) in our U.S. segment, partially offset by higher revenues from our key innovative products, primarily AUSTEDO and AJOVY.

Exchange rate movements in the second quarter of 2026 including hedging effects, positively impacted revenues by $85 million, compared to the second quarter of 2025.

Gross profit in the second quarter of 2026 was $2,153 million, an increase of 2% compared to $2,102 million in the second quarter of 2025. Gross profit margin was 52.0% in the second quarter of 2026, compared to 50.3% in the second quarter of 2025. This increase was mainly due to higher revenues from AUSTEDO, partially offset by lower revenues from generic products in our United States segment, primarily lenalidomide capsules (a generic version of Revlimid®). Non-GAAP gross profit was $2,293 million in the second quarter of 2026, an increase of 1% compared to $2,278 million in the second quarter of 2025. Non-GAAP gross profit margin was 55.4% in the second quarter of 2026, compared to 54.6% in the second quarter of 2025. The increase in both gross profit margin and non-GAAP gross profit margin was mainly due to a favorable mix of products, primarily higher revenues from AUSTEDO and AJOVY, partially offset by lower revenues from generic products, primarily lenalidomide capsules (a generic version of Revlimid®).

Research and Development (R&D) expenses, net in the second quarter of 2026, were $970 million, an increase of 298% compared to $244 million in the second quarter of 2025, primarily due to our acquisition of Emalex Biosciences and its primary asset, ecopipam (EBS-101). This increase was partially offset by a decrease in our expenses related to our generic projects. Our R&D expenses, net in the second quarters of 2026 and 2025, were also impacted by reimbursements and cost sharing from our strategic partnerships and collaborations entered into in recent years.

Selling and Marketing (S&M) expenses in the second quarter of 2026 were $717 million, an increase of 10% compared to the second quarter of 2025. This increase was mainly due to promotional activities related to our key innovative products, primarily AUSTEDO, as well as a negative impact from exchange rate fluctuations.

General and Administrative (G&A) expenses in the second quarter of 2026 were $317 million, an increase of 4% compared to the second quarter of 2025.

Operating loss was $231 million in the second quarter of 2026, compared to an operating income of $455 million in the second quarter of 2025. Operating loss as a percentage of revenues was 5.6% in the second quarter of 2026, compared to operating income as a percentage of revenues of 10.9% in the second quarter of 2025. This change was mainly due to higher R&D expenses primarily related to the acquisition of Emalex and its primary asset ecopipam (EBS-101). Non-GAAP operating income in the second quarter of 2026 was $375 million representing a non-GAAP operating margin of 9.0% compared to $1,133 million representing 27.1%, respectively, in the second quarter of 2025. This decrease in non-GAAP operating margin in the second quarter of 2026 was mainly due to higher R&D expenses primarily related to the acquisition of ecopipam (EBS-101), as discussed above.

Exchange rate movements in the second quarter of 2026, net of hedging effects, had a positive impact of $26 million on our operating loss and non-GAAP operating income compared to the second quarter of 2025.

Financial expenses, net in the second quarter of 2026, were $224 million, mainly comprised of net interest expenses of $195 million. In the second quarter of 2025, financial expenses, net were $252 million, mainly comprised of net interest expenses of $203 million.

In the second quarter of 2026, we recognized a tax expense of $121 million, on pre-tax loss of $455 million. In the second quarter of 2025, we recognized a tax benefit of $78 million, on pre-tax income of $203 million.

Our tax rate in the second quarter of 2026 was negative 26.5%, compared to negative 38.4% in the second quarter of 2025. Non-GAAP tax rate in the second quarter of 2026 was 86.7%, compared to 16.4% in the second quarter of 2025. Our tax rate and non-GAAP tax rate in the second quarter of 2026 were mainly affected by an unfavorable tax impact of a non-deductible acquired IPR&D charge related to the acquisition of Emalex and its primary asset ecopipam (EBS-101), the generation of profits in various jurisdictions in which tax rates are different than the Israeli tax rate and other infrequent or non-recurring items. Our tax rate and non-GAAP tax rate in the second quarter of 2025 were mainly affected by releases of uncertain tax positions, foreign exchange impact on deferred tax positions and interest and inflation adjustments related to the agreement with the Israeli Tax Authorities.

Considering the above, we expect our annual non-GAAP tax rate for 2026 to be between 20%-23%, higher than our non-GAAP tax rate for 2025, which was 15.8%.

Net loss attributable to Teva and loss per share in the second quarter of 2026 were $576 million and $0.49, respectively, compared to net income attributable to Teva and earning per share of $282 million and $0.24, respectively, in the second quarter of 2025. This change was mainly due to the change in operating loss as well as higher income taxes, primarily due to the acquisition of Emalex and its primary asset, ecopipam (EBS-101), as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the second quarter of 2026 were $21 million and $0.02, respectively, compared to $769 million and $0.66, respectively, in the second quarter of 2025.

Adjusted EBITDA was $474 million in the second quarter of 2026, a decrease of 62%, compared to $1,233 million in the second quarter of 2025.

As of June 30, 2026 and 2025, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,191 million shares and 1,179 million shares, respectively.

Non-GAAP information: non-GAAP adjustments in the second quarter of 2026 were $597 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the second quarter of 2026 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $139 million, of which $129 million is included in cost of sales and the remaining $9 million in S&M expenses;
  Legal settlements and loss contingencies of $230 million;
  Restructuring expenses of $38 million;
  Impairment of long-lived assets of $113 million;
  Contingent consideration expenses of $17 million;
  Equity compensation expenses of $40 million;
  Financial expenses of $8 million;
  Other non-GAAP items of $29 million; and
  Corresponding tax effects and unusual tax items of $17 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the second quarter of 2026 was $411 million compared to $227 million in the second quarter of 2025. The higher cash flow generated from operating activities in the second quarter of 2026 was mainly due to lower contingent consideration payments and lower tax payments, partially offset by higher legal settlement payments.

During the second quarter of 2026, we generated free cash flow of $622 million, which we define as comprising: $411 million in cash flow generated from operating activities, $311 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $4 million of proceeds from the sale of businesses and long-lived assets, partially offset by $104 million in cash used for capital investments. During the second quarter of 2025, we generated free cash flow of $476 million, which we define as comprising $227 million in cash flow generated from operating activities, $336 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $9 million of proceeds from the sale of businesses and long-lived assets, partially offset by $96 million in cash used for capital investments. The increase in the second quarter of 2026 resulted mainly from higher cash flow generated from operating activities, as discussed above.

As of June 30, 2026, our debt was $16,593 million, compared to $16,807 million as of December 31, 2025. This decrease was mainly due to $201 million of exchange rate fluctuations. The portion of total debt classified as short-term as of June 30, 2026, was 27% compared to 11% as of December 31, 2025. Our financial leverage, which is the ratio between our debt and the sum of our debt and equity, was 68% as of June 30, 2026 and December 31, 2025. Our average debt maturity was approximately 5.1 years as of June 30, 2026, compared to 5.6 years as of December 31, 2025.

Segment Results for the second quarter of 2026

United States Segment

In alignment with our Pivot to Growth strategy, commencing January 1, 2026, Anda is no longer reported under our United States segment. This shift allows the United States segment to continue to manage its entire product portfolio in the region, while strengthening focus on its biopharmaceutical business, growth engines and innovation. As a result, from that date, Anda is reported as part of the Company’s Other Activities. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our United States segment for the three months ended June 30, 2026 and 2025:

	Three months ended June 30,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,702	100%	$1,786		100%
Cost of sales	499	29.3%	574		32.2%
Gross profit	1,203	70.7%	1,211		67.8%
R&D expenses*	883	51.9%	152		8.5%
S&M expenses	294	17.3%	250		14.0%
G&A expenses	107	6.3%	111		6.2%
Other	(5)	§		§	§
Segment profit (loss)**	$(76)	(4.5%)	$699		39.1%

* Mainly related to the acquisition of Emalex and its primary asset ecopipam (EBS-101) in the United States segment.
** Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our United States segment in the second quarter of 2026 were $1,702 million, a decrease of 5% compared to the second quarter of 2025, mainly due to lower revenues from generic products, primarily lenalidomide capsules (a generic version of Revlimid®), partially offset by higher revenues from our key innovative products, primarily AUSTEDO.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended June 30, 2026 and 2025:

	Three months ended June 30,		Percentage Change
	2026	2025	2026-2025
	(U.S. $ in millions)

Generic products (including biosimilars)	$660	$961	(31%)
AJOVY®	116	63	83%
AUSTEDO	676	495	37%
BENDEKA® and TREANDA®	28	40	(30%)
COPAXONE®	61	62	(2%)
UZEDY	77	54	43%
Other	84	111	(25%)
Total	$1,702	$1,786	(5%)

Generic products (including biosimilar products) revenues in our United States segment in the second quarter of 2026 were $660 million, a decrease of 31% compared to the second quarter of 2025. This decrease was mainly driven by lower revenues from lenalidomide capsules (a generic version of Revlimid®) due to increased generic competition in the U.S., partially offset by higher revenues from our portfolio of biosimilar products.

Among the most significant generic products we sold in the United States in the second quarter of 2026 were Truxima® (a biosimilar to Rituxan®), epinephrine injectable solution (a generic equivalent of EpiPen® and EpiPen Jr®) and SIMLANDI® (a biosimilar to Humira®). In the second quarter of 2026, our total prescriptions were approximately 237 million (based on trailing twelve months), representing 6.1% of total U.S. generic prescriptions, compared to approximately 266 million (based on trailing twelve months), representing 6.9% of total U.S. generic prescriptions in the second quarter of 2025, all according to IQVIA data.

AJOVY revenues in our United States segment in the second quarter of 2026 were $116 million, an increase of 83% compared to the second quarter of 2025, mainly due to a reduction in sales allowance as well as growth in volume. In the second quarter of 2026, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 32.5% out of the subcutaneous injectable anti-CGRP class, compared to 31.0% in the second quarter of 2025.

AUSTEDO revenues (which include AUSTEDO XR®) in our United States segment in the second quarter of 2026 were $676 million, an increase of 37%, compared to the second quarter of 2025. This increase was mainly due to growth in volume and a favorable business mix including improved net-price realization.

AUSTEDO XR (deutetrabenazine) extended-release tablets was approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. The FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg in May 2024 and in 18 mg in July 2024. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the twice-daily AUSTEDO.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the second quarter of 2026 were $77 million, an increase of 43% compared to the second quarter of 2025, mainly due to growth in volume, partially offset by higher sales allowances.

BENDEKA and TREANDA combined revenues in our United States segment in the second quarter of 2026 were $28 million, a decrease of 30% compared to the second quarter of 2025, mainly due to competition from alternative therapies, as well as from branded and generic bendamustine products.

COPAXONE revenues in our United States segment in the second quarter of 2026 were $61 million, a decrease of 2% compared to the second quarter of 2025, mainly due to lower volumes, partially offset by a reduction in sales allowance.

United States Gross Profit

Gross profit from our United States segment in the second quarter of 2026 was $1,203 million, a decrease of 1%, compared to the second quarter of 2025.

Gross profit margin for our United States segment in the second quarter of 2026 increased to 70.7%, compared to 67.8% in the second quarter of 2025. This increase was mainly due to a favorable mix of products, primarily due to higher revenues from our key innovative products, largely AUSTEDO, partially offset by lower revenues from lenalidomide capsules (a generic version of Revlimid®).

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Loss from our United States segment in the second quarter of 2026 was $76 million, compared to a profit of $699 million in the second quarter of 2025. This change was mainly due to higher R&D expenses, primarily related to the acquisition of Emalex and its primary asset ecopipam (EBS-101).

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended June 30, 2026 and 2025:

	Three months ended June 30,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,263	100%	$1,298		100%
Cost of sales	559	44.3%	581		44.8%
Gross profit	704	55.7%	717		55.2%
R&D expenses	52	4.1%	59		4.6%
S&M expenses	222	17.6%	228		17.5%
G&A expenses	66	5.2%	66		5.1%
Other*	(3)	§		§	§
Segment profit*	$367	29.1%	$364		28.0%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the second quarter of 2026 were $1,263 million, a decrease of 3% compared to the second quarter of 2025. In local currency terms, revenues decreased by 8% compared to the second quarter of 2025, mainly due to lower proceeds from the sale of certain product rights, and lower revenues from generic products. In the second quarter of 2026, revenues were positively impacted by exchange rate fluctuations of $63 million, including hedging effects, compared to the second quarter of 2025. Revenues in the second quarter of 2026, included $3 million from a positive hedging impact, while revenues in the second quarter of 2025 included $25 million from a negative hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended June 30, 2026 and 2025:

	Three months ended June 30,		Percentage Change
	2026	2025	2026-2025
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$1,024	$1,040	(2%)
AJOVY	78	71	10%
COPAXONE	49	50	(2%)
Respiratory products	58	55	6%
Other*	54	81	(34%)
Total	$1,263	$1,298	(3%)
* Other revenues in the second quarter of 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the second quarter of 2026, were $1,024 million, a decrease of 2% compared to the second quarter of 2025. In local currency terms, revenues decreased by 4%, mainly due to lower sales of generic products and seasonal OTC products, partially offset by higher revenues from recently launched products.

AJOVY revenues in our Europe segment in the second quarter of 2026 were $78 million, an increase of 10%, compared to the second quarter of 2025. In local currency terms revenues increased by 7% due to growth in volume. COPAXONE revenues in our Europe segment in the second quarter of 2026 were $49 million, a decrease of 2% compared to the second quarter of 2025. In local currency terms revenues decreased by 5%, mainly due to price reductions and lower volumes resulting from the availability of alternative therapies, partially offset by a decrease in sales allowance due to a non-recurring item. Respiratory products revenues in our Europe segment in the second quarter of 2026 were $58 million, an increase of 6% compared to the second quarter of 2025. In local currency terms, revenues increased by 3%, mainly due to higher volumes as a result of increased supply.

Europe Gross Profit

Gross profit from our Europe segment in the second quarter of 2026 was $704 million, a decrease of 2% compared to the second quarter of 2025. Gross profit margin for our Europe segment in the second quarter of 2026 increased to 55.7%, compared to 55.2% in the second quarter of 2025. This increase was mainly due to a positive impact from hedging activities, partially offset by lower proceeds from the sale of certain product rights in the second quarter of 2026.

Europe Profit

Profit from our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the second quarter of 2026 was $367 million, an increase of 1%, compared to the second quarter of 2025.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries. The countries in our International Markets segment include highly regulated, mainly generic markets, such as Canada and Israel, and branded generics-oriented markets, such as Russia and certain Latin America markets. The following table presents revenues, expenses and profit for our International Markets segment for the three months ended June 30, 2026 and 2025:

	Three months ended June 30,
	2026		2025
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$550	100%	$495	100%
Cost of sales	266	48.3%	251	50.8%
Gross profit	284	51.7%	243	49.2%
R&D expenses	26	4.8%	24	4.9%
S&M expenses	128	23.3%	114	23.0%
G&A expenses	38	6.9%	32	6.6%
Other	(8)	(1.4%)	(1)	§
Segment profit*	$99	18.0%	$74	14.9%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the second quarter of 2026 were $550 million, an increase of 11% compared to the second quarter of 2025. In local currency terms, revenues increased by 7% compared to the second quarter of 2025, mainly due to higher revenues from our key innovative products AJOVY and AUSTEDO, primarily in China.

In the second quarter of 2026, revenues were positively impacted by exchange rate fluctuations of $19 million, net of hedging effects, compared to the second quarter of 2025. Revenues in the second quarter of 2026 included $11 million from a negative hedging impact, compared to a negative hedging impact of $8 million in the second quarter of 2025, which are included in “Other” in the table below. The following table presents revenues for our International Markets segment by major products and activities for the three months ended June 30, 2026 and 2025:

	Three months ended June 30,		Percentage Change
	2026	2025	2026-2025
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$419	$410	2%
AJOVY	49	20	146%
AUSTEDO	20	3	571%
COPAXONE	8	7	7%
Other*	55	55	(1%)
Total	$550	$495	11%

*Other revenues in the second quarter of 2025 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment in the second quarter of 2026 were $419 million, an increase of 2% compared to the second quarter of 2025. In local currency terms, revenues decreased by 1%.

AJOVY revenues in our International Markets segment in the second quarter of 2026 were $49 million, an increase of 146% compared to the second quarter of 2025. In local currency terms, revenues increased by 141%, mainly due to milestone payments received in China, as well as growth in other markets. In April 2026, we announced a strategic partnership for the marketing and distribution of AJOVY in China with Nuerogen (Zhuhai) Pharmaceutical Company Ltd.

AUSTEDO revenues in our International Markets segment in the second quarter of 2026 were $20 million, compared to $3 million in the second quarter of 2025. This increase was mainly due to timing of shipments, as well as growth in China.

COPAXONE revenues in our International Markets segment in the second quarter of 2026 were $8 million, an increase of 7% compared to the second quarter of 2025.

International Markets Gross Profit

Gross profit from our International Markets segment in the second quarter of 2026 was $284 million, an increase of 17% compared to the second quarter of 2025.

Gross profit margin for our International Markets segment in the second quarter of 2026 increased to 51.7%, compared to 49.2% in the second quarter of 2025. This increase was mainly due to higher revenues from AJOVY and AUSTEDO as discussed above.

International Markets Profit

Profit from our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and other expenses (income) related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the second quarter of 2026 was $99 million, an increase of 34%, compared to the second quarter of 2025. This increase was mainly due to higher revenues, as discussed above.

Other Activities

We have other sources of revenues, primarily our distribution business in the United States through Anda, the sale of APIs to third parties, an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis and certain contract manufacturing services. Our Other Activities are not included in our United States, Europe or International Markets segments described above.

In alignment with our Pivot to Growth strategy, commencing January 1, 2026, Anda is no longer reported under our United States segment. As a result, from that date, Anda is reported as part of our Other Activities. Prior period amounts were recast to reflect this change.

In 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale. The intention to divest is in alignment with our Pivot to Growth strategy, and Teva is conducting a sales process for this matter. However, there can be no assurance regarding the ultimate timing or structure of a potential divestiture or that a divestiture will be completed at all.

Our revenues from Other Activities in the second quarter of 2026 were $627 million, an increase of 5% in both U.S. dollars and local currency terms, compared to the second quarter of 2025.

Anda revenues from third-party products in the second quarter of 2026 were $413 million, an increase of 13%, compared to the second quarter of 2025, mainly due to higher volumes. Anda, our distribution business in the United States, operates independently and distributes generic and innovative medicines and OTC pharmaceutical products from various manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda competes in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

API sales to third parties in the second quarter of 2026 were $118 million, a decrease of 12% in both U.S. dollars and local currency terms, compared to the second quarter of 2025. This decrease was mainly due to lower demand resulting from market dynamics and price reductions.

Revenues from additional other activities, mainly from Medis and certain contract manufacturing services, in the second quarter of 2026 were $95 million, a decrease of 3% in U.S. dollars, or 5% in local currency terms compared to the second quarter of 2025.

2026 Financial Outlook

$ billions, except diluted EPS or as noted	April 2026 (Including Emalex)	July 29 Outlook (Including Emalex)	Emalex impact
Revenues	16.4 - 16.8	$16.5 - $16.85B
AUSTEDO ($m)	2,400 - 2,550	2,450 - 2,600
AJOVY ($m)	750 - 790	850 – 870
UZEDY ($m)	250 - 280	270 – 290
Operating Income*	3.8 - 4.0	3.8 - 4.0	(0.77)
Adjusted EBITDA*	4.23 – 4.53	4.23 – 4.53	(0.77)
Finance Expenses*	~$0.8B	~$0.8B
Tax Rate*	20% - 23%	20% - 23%	(+400 bps to ETR)
Diluted EPS* ($)	1.91 - 2.11	1.91 - 2.11	(0.66)
Free Cash Flow*	2.0 - 2.4	2.0 - 2.4
CAPEX	0.5	0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

*Certain items above are non-GAAP financial measures. For more information, see “Non-GAAP Financial Measures” below. Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, July 29, 2026 at 8:00 a.m. ET to discuss its second quarter 2026 financial results and overall business environment.
A question & answer session will follow.
In order to participate, please register in advance here to obtain a local or toll‐free phone number and your personal pin.
A live webcast of the call will be available on Teva's website at: www.tevapharm.com
Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva's website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is transforming into a leading innovative biopharmaceutical company, enabled by a world-class generics business. For over 120 years, Teva’s commitment to bettering health has never wavered. From innovating in the fields of neuroscience and immunology to providing complex generic medicines, biosimilars and pharmacy brands worldwide, Teva is dedicated to addressing patients’ needs, now and in the future. At Teva, We Are All In For Better Health. To learn more about how, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP operating income, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross profit margin, Adjusted EBITDA, free cash flow, non-GAAP tax rate, non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS, are presented in order to facilitate investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance and, to compare our results against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP measures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing the most comparable forward-looking GAAP measures for non-GAAP metrics included in our financial outlook or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measures because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items including, but not limited to, the amortization of purchased intangible assets, legal settlements and loss contingencies, impairment of long-lived assets and goodwill impairment, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” "will", “expect,” "aim", “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe”, "outlook", "transition" and other words and terms of similar meaning and expression in connection with any discussion of future operating financial performance or development. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies and changes in regulatory policy that may result in costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products in a timely manner; intense competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to successfully execute on our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and to profitably commercialize our innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generics medicines, and to execute on our organizational transformation and to achieve expected cost savings; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto, and our exposure to changes in international trade policies, including the imposition of tariffs in the jurisdictions in which we operate, and any effects of such developments on sales of our products and the pricing and availability of raw materials; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks, as well as risks and uncertainties related to the adoption of artificial intelligence technologies, and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; challenges associated with conducting business globally, including political or economic instability, prolonged government shutdowns, widespread outbreaks of major diseases and major hostilities or acts of terrorism, such as the ongoing conflict in the Middle East and the war involving Iran, and the war between Russia and Ukraine; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and/or integrate acquisitions successfully and cost-effectively; and our prospects and opportunities for growth if we sell or plan to sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively effectuate and consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory requirements, the effects of regulatory uncertainty and changes and the results of increased regulatory oversight, including expenditures required to ensure compliance with research, production and quality control regulations and remedial actions taken to address product issues, such as delayed product launches, product recalls, and facility shutdowns; the effects of governmental, regulatory and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and related reductions in pharmaceutical pricing, reimbursement and coverage, including as a result of the One Big Beautiful Bill signed into law in the U.S. in July 2025 (“OBBBA”), which will likely reduce the number of insured in Medicaid and Health Insurance Exchange markets, potentially altering utilization patterns and shifting negotiating leverage among payors, U.S. Executive Orders issued in April and May 2025 intended to reduce the prices paid for prescription medicines, including Most-Favored-Nation pricing; legal and regulatory actions in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (“DPA”) with the U.S. Department of Justice (“DOJ”); potential liability for intellectual property right infringement; significant product liability claims; claims brought by regulatory agencies; failure to comply with complex Medicare, Medicaid and other governmental programs’ reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks; and the impact of sustainability issues;
  financial, economic and other risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; impairments of our long-lived assets; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; the impact of any failure to maintain effective internal control over our financial reporting; our ability to successfully implement the process for terminating our ADS program and directly listing our ordinary shares in lieu of the ADSs (the “Conversion”) and achieve our aims as a result of such Conversion, as further described in Part II, Item 5 our Quarterly Report on Form 10-Q and on our website at ir.tevapharm.com; and

other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the second quarter of 2026 and in our Annual Report on Form 10-K for the year ended December 31, 2025, including in the section captioned “Risk Factors,” “Other Information” and “Cautionary Note Regarding Forward-Looking Statements.“ Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)
(Unaudited)

		Three months ended		Six months ended
		June 30,		June 30,
		2026	2025	2026	2025
Net revenues		4,142	4,176	8,124	8,067
Cost of sales		1,989	2,074	4,000	4,088
Gross profit		2,153	2,102	4,124	3,979
Research and development expenses		970	244	1,191	490
Selling and marketing expenses		717	654	1,413	1,276
General and administrative expenses		317	305	621	603
Intangible assets impairments		22	42	30	163
Other asset impairments, restructuring and other items		147	232	173	210
Legal settlements and loss contingencies		230	166	303	252
Other loss (income)		(19)	4	(28)	9
Operating income (loss)		(231)	455	421	975
Financial expenses, net		224	252	440	477
Income (loss) before income taxes		(455)	203	(18)	497
Income taxes (benefit)		121	(78)	188	(4)
Share in (profits) losses of associated companies, net		§	(1)	1	(1)
Net income (loss)		(575)	283	(206)	503
Net income (loss) attributable to redeemable and non-redeemable non-controlling interests		§	§	§	6
Net income (loss) attributable to Teva		(576)	282	(207)	497

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.49)	0.25	(0.18)	0.43
	Diluted ($)	(0.49)	0.24	(0.18)	0.43
Weighted average number of shares (in millions):	Basic	1,165	1,147	1,160	1142
	Diluted	1,165	1,161	1,160	1,159

Non-GAAP net income attributable to Teva for diluted earnings per share:*		21	769	642	1,371

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.02	0.66	0.54	1.18

Non-GAAP average number of shares (in millions):	Diluted	1,181	1,161	1,179	1,159

Amounts may not add up due to rounding.

§ Represents an amount less than $0.5 million.
* See reconciliation attached.

CONSOLIDATED BALANCE SHEETS
(U.S. dollars in millions, except for share data)
(Unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$3,655	$3,556
Accounts receivables, net of allowance for credit losses of $75 million and $81 million as of June 30, 2026 and December 31, 2025, respectively.	3,493	3,709
Inventories	3,221	3,179
Prepaid expenses	1,034	1,122
Other current assets	563	539
Assets held for sale	1,794	1,842
Total current assets	13,760	13,946
Deferred income taxes	2,162	2,191
Other non-current assets	387	405
Property, plant and equipment, net	3,928	4,080
Operating lease right-of-use assets, net	333	345
Identifiable intangible assets, net	3,447	3,781
Goodwill	15,839	16,000
Total assets	$39,857	$40,748

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$4,500	$1,820
Sales reserves and allowances	3,899	4,143
Accounts payables	2,721	2,531
Employee-related obligations	488	739
Accrued expenses	2,738	2,687
Other current liabilities	987	1,182
Liabilities held for sale	313	354
Total current liabilities	15,646	13,456

Long-term liabilities:
Deferred income taxes	289	296
Other taxes and long-term liabilities	3,791	3,808
Senior notes and loans	12,092	14,986
Operating lease liabilities	282	288
Total long-term liabilities	16,454	19,379

Equity:
Teva shareholders’ equity:	7,753	7,910
Non-controlling interests	4	4
Total equity	7,757	7,914
Total liabilities and equity	$39,857	$40,748

Amounts may not add up due to rounding.

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
2026		2025	2026	2025
Operating activities:
Net income (loss)	$(575)	283	$(206)	503
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	241	251	480	494
Impairment of long-lived assets and assets held for sale	113	99	122	177
Acquired IPR&D related to Emalex Biosciences	724	-	724	-
Net change in operating assets and liabilities	(164)	(336)	(780)	(1,035)
Deferred income taxes – net and uncertain tax positions	25	(211)	3	(183)
Stock-based compensation	40	38	83	72
Other items	19	105	(36)	94
Net loss (gain) from sale of business and long-lived assets	(12)	(2)	(20)	-
Net cash provided by (used in) operating activities	411	227	371	122

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	311	336	665	658
Purchases of property, plant and equipment and intangible assets	(104)	(96)	(273)	(223)
Proceeds from sale of business and long-lived assets, net	4	9	46	26
Purchase of Emalex Biosciences outstanding shares	(696)	-	(696)	-
Purchases of investments and other assets .	(1)	(16)	(1)	(27)
Other investing activities	(4)	3	(3)	3
Net cash provided by (used in) investing activities	(491)	236	(263)	437

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	-	(2,300)	(23)	(3,668)
Repayment of convertible debentures	-	2,305	-	2,305
Purchase of shares from redeemable and non-redeemable non-controlling interests	-	-	-	(38)
Dividends paid to redeemable and non-redeemable non-controlling interests	-	-	-	(340)
Other financing activities	(1)	1	35	3
Net cash provided by (used in) financing activities	(1)	6	12	(1,738)

Effect of exchange rate changes on cash and cash equivalents	(5)	(5)	(22)	40

Net change in cash and cash equivalents	(86)	464	99	(1,139)
Balance of cash and cash equivalents at beginning of period	3,741	1,697	3,556	3,300

Balance of cash and cash equivalents at end of period	$3,655	2,161	$3,655	2,161

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$295	329	$606	641

Amounts may not add up due to rounding.
The accompanying notes are an integral part of the financial statements.

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva
(Unaudited)
		Three months ended			Six months ended
		June 30,			June 30,
($ in millions except per share amounts)		2026	2025		2026	2025
Net income (Loss) attributable to Teva	($)	(576)	282	($)	(207)	497
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		139	148		276	292
Legal settlements and loss contingencies(1)		230	166		302	249
Impairment of long-lived assets(2)		113	99		122	177
Restructuring costs(3)		38	154		63	168
Equity compensation		40	38		83	72
Contingent consideration		17	19		22	30
Financial expenses		8	37		21	51
Other non-GAAP items(4)		29	53		41	118
Corresponding tax effects and unusual tax items(5)		(17)	(228)		(82)	(283)
Non-GAAP net income attributable to Teva	($)	21	769	($)	642	1,371
Non-GAAP tax rate(6)		86.7%	16.4%		29.6%	16.9%
GAAP diluted earnings (loss) per share attributable to Teva	($)	(0.49)	0.24	($)	(0.18)	0.43
EPS difference(7)		0.51	0.42		0.72	0.75
Non-GAAP diluted EPS attributable to Teva(7)	($)	0.02	0.66	($)	0.54	1.18
Non-GAAP average number of shares (in millions)(7)		1,181	1,161		1,179	1,159

(1)	For the three and six months ended June 30, 2026, adjustments for legal settlements and loss contingencies mainly consisted of (a) an estimated provision recorded in connection with one of the Company's ongoing antitrust litigations in the amount of $117 million, and (b) an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) in the amount of $49 million and $97 million, respectively. For the three and six months ended June 30, 2025, adjustments of legal settlements and loss contingencies mainly consisted of (a) an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments) in the amount of $47 million and $97 million, respectively, and (b) an update to the estimated provision recorded for the claims brought by attorneys general representing states and territories throughout the United States in the generic drug antitrust litigation in the amount of $55 million.
(2)	The expense for the three and six months ended June 30, 2026, was mainly related to an impairment charge of $70 million in connection with a manufacturing facility in Europe. For the three months ended June 30, 2025, the adjustment for impairment of long-lived assets consisted of (a) impairment of long-lived assets of $42 million mainly related to products in the U.S. and Europe, and (b) $55 million related to the held for sale measurement of the API business (including its R&D, manufacturing and commercial activities), which includes a favorable impact related to the expected gain from the reclassification of currency translation adjustments. For the six months ended June 30, 2025, the adjustment for impairment of long-lived assets was mainly related to products in the U.S. and Europe.
(3)	In the three and six months ended June 30, 2025, Teva recorded $154 million and $168 million, respectively, of restructuring expenses primarily related to optimization activities in connection with Teva’s Transformation programs related to Teva’s global organization and operations mainly through headcount reduction.
(4)	Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, accelerated depreciation, material litigation fees and other unusual events.
(5)	Adjustments for corresponding tax effects and unusual tax items exclusively consisted of the tax impact directly attributable to the pre-tax items that are excluded from non-GAAP net income included in the other adjustments to this table.
(6)	Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above. Our non-GAAP tax rate in the second quarter of 2026 was mainly affected by an unfavorable tax impact of a non-deductible acquired IPR&D charge related to the acquisition of Emalex and its primary asset ecopipam (EBS-101), the generation of profits in various jurisdictions in which tax rates are different than the Israeli tax rate and other infrequent or non-recurring items.
(7)	EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

Reconciliation of gross profit to Non-GAAP gross profit
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2026	2025	2026	2025
Gross profit	$2,153	2,102	$4,124	3,979
Gross profit margin	52.0%	50.3%	50.8%	49.3%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets	129	138	257	273
Equity compensation	6	6	13	12
Other non-GAAP items	4	32	6	69
Non-GAAP gross profit	$2,293	2,278	$4,401	4,332
Non-GAAP gross profit margin (2)	55.4%	54.6%	54.2%	53.7%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)
(Unaudited)

		Three months ended			Six months ended
		June 30,			June 30,
($ in millions)		2026	2025		2026	2025
Operating income (loss)	($)	(231)	455	($)	421	975
Operating margin		(5.6%)	10.9%		5.2%	12.1%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets		139	148		276	292
Legal settlements and loss contingencies		230	166		302	249
Impairment of long-lived assets		113	99		122	177
Restructuring costs		38	154		63	168
Equity compensation		40	38		83	72
Contingent consideration		17	19		22	30
Loss (gain) on sale of business		1	5		(4)	13
Other non-GAAP items		28	48		45	103
Non-GAAP operating income (loss)	($)	375	1,133	($)	1,331	2,079
Non-GAAP operating margin(2)	($)	9.0%	27.1%	($)	16.4%	25.8%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

Reconciliation of net income (loss) to adjusted EBITDA
(Unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
($ in millions)	2026	2025	2026	2025
Net income (loss)	$(575)	283	$(206)	503
Increase (decrease) for excluded items:(1)
Financial expenses	224	252	440	477
Income taxes	121	(78)	188	(4)
Share in profits (losses) of associated companies –net	§	(1)	1	(1)
Depreciation	102	103	205	201
Amortization	139	148	276	292
EBITDA	10	705	902	1,468
Legal settlements and loss contingencies	230	166	302	249
Impairment of long lived assets	113	99	122	177
Restructuring costs	38	154	63	168
Equity compensation	40	38	83	72
Contingent consideration	17	19	22	30
Loss (Gain) on sale of Business	1	5	(4)	13
Other non-GAAP items	25	45	39	97
Adjusted EBITDA	$474	1,233	$1,529	2,274

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
§ Represents an amount of less than $0.5 million.

	Segment Information
	(Unaudited)

	United States		Europe		International Markets
	Three months ended June30,		Three months ended June 30,		Three months ended June 30,
	2026	2025	2026	2025	2026	2025

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,702	$1,786	$1,263	$1,298	$550	$495
Cost of sales	499	574	559	581	266	251
Gross profit	1,203	1,211	704	717	284	243
R&D expenses	883	152	52	59	26	24
S&M expenses	294	250	222	228	128	114
G&A expenses	107	111	66	66	38	32
Other	(5)	§	(3)	§	(8)	(1)
Segment profit*	$(76)	$699	$367	$364	$99	$74

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $0.5 million.

Segment Information
(Unaudited)

	United States		Europe		International Markets
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025	2026	2025

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$3,236	$3,322	$2,603	$2,492	$1,074	$1,077
Cost of sales	995	1,097	1,165	1,117	547	556
Gross profit	2,241	2,225	1,438	1,374	527	521
R&D expenses	1,030	306	97	120	49	49
S&M expenses	593	493	437	427	245	232
G&A expenses	197	206	139	135	77	72
Other	(9)	3	(3)	§	(7)	(2)
Segment profit	$431	$1,216	$768	$693	$164	$171

§ Represents an amount less than $0.5 million.

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
(Unaudited)
	Three months ended
	June 30,
	2026	2025

	(U.S.$ in millions)

United States profit	$(76)	$699
Europe profit	367	364
International Markets profit	99	74
Total reportable segment profit	391	1,136
Profit (loss) of other activities	(16)	(3)
Amounts not allocated to segments:
Amortization	139	148
Other asset impairments, restructuring and other items	147	232
Intangible asset impairments	22	42
Legal settlements and loss contingencies	230	166
Other unallocated amounts	68	91
Consolidated operating income (loss)	(231)	455
Financial expenses - net	224	252
Consolidated income (loss) before income taxes	$(455)	$203

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
(Unaudited)
	Six months ended
	June 30,
	2026	2025

	(U.S.$ in millions)

United States profit	$431	$1,216
Europe profit	768	693
International Markets profit	164	171
Total reportable segment profit	1,363	2,080
Profit (loss) of other activities	(32)	(1)
Amounts not allocated to segments:
Amortization	276	292
Other asset impairments, restructuring and other items	173	210
Intangible asset impairments	30	163
Legal settlements and loss contingencies	302	249
Other unallocated amounts	128	190
Consolidated operating income (loss)	421	975
Financial expenses - net	440	477
Consolidated income (loss) before income taxes	$(18)	$497

Segment revenues by major products and activities
(Unaudited)

	Three months ended		Percentage
	June 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
United States segment
Generic products (including biosimilars)	$660	$961	(31%)
AJOVY®	116	63	83%
AUSTEDO	676	495	37%
BENDEKA® and TREANDA®	28	40	(30%)
COPAXONE	61	62	(2%)
UZEDY	77	54	43%
Other*	84	111	(25%)
Total	1,702	1,786	(5%)

*Other revenues in the first quarter of 2026 include the sale of certain product rights.

	Three months ended		Percentage
	June 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
Europe segment
Generic products (including OTC and biosimilars)	$1,024	$1,040	(2%)
AJOVY	78	71	10%
COPAXONE	49	50	(2%)
Respiratory products	58	55	6%
Other*	54	81	(34%)
Total	1,263	1,298	(3%)

*Other revenues in the first quarter of 2026 and 2025 include the sale of certain product rights.

	Three months ended		Percentage
	June 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
International Markets segment
Generic products (including OTC and biosimilars)	$419	$410	2%
AJOVY	49	20	146%
AUSTEDO	20	3	571%
COPAXONE	8	7	7%
Other*	55	55	(1%)
Total	550	495	11%

*Other revenues in the first quarter of 2026 and 2025 include the sale of certain product rights.

Segment revenues by major products and activities
(Unaudited)

	Six months ended		Percentage
	June 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
United States segment
Generic products	$1,272	$1,809	(30%)
AJOVY	203	117	74%
AUSTEDO	1,236	891	39%
BENDEKA / TREANDA	55	76	(28%)
COPAXONE	124	116	7%
UZEDY	140	93	51%
Other	206	220	(6%)
Total	3,236	3,322	(3%)

	Six months ended		Percentage
	June 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
Europe segment
Generic products	$2,113	$2,029	4%
AJOVY	154	129	19%
COPAXONE	89	92	(3%)
Respiratory products	117	110	7%
Other*	130	132	(1%)
Total	2,603	2,492	4%

*Other revenues in the first six months of 2026 and 2025 include the sale of certain product rights.

	Six months ended		Percentage
	June 30,		Change
	2026	2025	2026-2025
	(U.S.$ in millions)
International Markets segment
Generic products	$805	$878	(8%)
AJOVY	83	48	72%
AUSTEDO	39	18	120%
COPAXONE	13	17	(23%)
Other*	134	116	15%
Total	1,074	1,077	§

*Other revenues in the first six months of 2026 and 2025 include the sale of certain product rights.
§ Represents an amount less than 0.5

Free cash flow reconciliation
(Unaudited)

	Three months ended June 30,
	2026	2025

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	411	227
Beneficial interest collected in exchange for securitized accounts receivables	311	336
Capital investment	(104)	(96)
Proceeds from divestitures of businesses and other assets, net	4	9
Free cash flow	$622	$476

Free cash flow reconciliation
(Unaudited)

	Six months ended June 30,
	2026	2025

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	371	122
Beneficial interest collected in exchange for securitized trade receivables	665	658
Capital investment	(273)	(223)
Proceeds from divestitures of businesses and other assets, net	46	26
Free cash flow	$810	$583

Net debt reconciliation
unaudited

June 30,
2026
Short-term debt	4,500
Senior notes and loans	12,092
Total debt	16,593

Net of cash and cash equivalents	3,655

Net debt	$12,938

Teva Media Inquiries
TevaCommunicationsNorthAmerica@tevapharm.com

Teva Investor Relations Inquiries
TevaIR@Tevapharm.com

A PDF accompanying this announcement is available at http://ml-eu.globenewswire.com/Resource/Download/8da3902c-3e69-4f58-a12c-bbf2290f6301